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                                                                      EXHIBIT 15

TXU Corp.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) for the three and six month periods ended June 30, 2002 and 2001, as indicated in our report dated August 13, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statements No. 333-27989, 333-32831, 333-37652, 333-56055 as amended by Post-Effective Amendments No. 1 and 2 thereto, 333-64504, 333-64504-01, 333-64504-02, 333-71004, 333-71004-01,
333-71004-02, 333-84418, 333-84418-01 and 333-84418-02 on Form S-3 and
Registration Statements No. 333-32833, 333-32835, 333-32837, 333-32839,
333-32841, 333-32843, 333-45657, 333-46671, 333-79627 as amended by Post
Effective Amendment No. 1 thereto, 333-93181 as amended by Post Effective Amendments No. 1 and 2 thereto, 333-93183, 333-62016, 333-62014, 333-86640 and
333-92260 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Dallas, Texas
August 13, 2002